Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Attention: Debt Capital Markets

Facsimile: +1 212 797 2202

Telephone: +1 212 250 6801

J.P. Morgan Securities Ltd.

125 London Wall, London EC2Y 5AJ

Attention: Head of Debt Syndicate and Head of EMEA Debt Capital Markets Group, Legal

Facsimile: + 44 (0) 20 7325 8270

Nomura Securities International, Inc.

2 World Financial Center, Building B

New York, New York 10281

Attention: Head of Debt Capital Markets

Facsimile: + 1 646 587 9327

Telephone: + 1 212 667 9327